Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
Dan Aldridge
Director, Investor Relations
847/405-2530
daldridge@cfindustries.com

Terra Nitrogen Company, L.P. Reports First Quarter
2016 Results

DEERFIELD, IL (May 4, 2016)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $37.7 million on net sales of $108.0 million for the quarter ended March 31, 2016. This compares to net earnings of $59.0 million on net sales of $126.6 million for the 2015 first quarter. Net earnings allocable to common units was $26.7 million ($1.44 per common unit) and $37.5 million ($2.03 per common unit) for the 2016 and 2015 first quarters, respectively. Results for the first quarter of 2016 included an unrealized net mark-to-market loss on natural gas derivatives of $2.3 million compared to a gain of $3.9 million in the first quarter of 2015. The derivative portfolio at March 31, 2016 includes natural gas derivatives that hedge a portion of 2016, 2017 and 2018 natural gas purchases.

Analysis of Results

Net sales for the first quarter of 2016 totaled $108.0 million, compared to $126.6 million for the first quarter of 2015, with lower realized selling prices for ammonia and UAN and decreased sales volumes of ammonia partially offset by increased sales volumes of UAN. Ammonia and UAN selling prices were lower in the first quarter of 2016 due to greater nitrogen supply driven by global capacity additions, coupled with lower manufacturing and ocean freight costs, and softer global ammonia demand from industrial users including phosphate fertilizer production. UAN sales volume increased 17 percent and ammonia sales volume decreased 4 percent in the first quarter of 2016 compared to the first quarter of 2015. The increase in UAN sales volumes was driven by greater supply availability in the current quarter compared to the prior year's period. The increase in availability resulted from a higher inventory entering the first quarter of 2016, as well as higher UAN production in the first quarter of 2016 compared to the first quarter of 2015.

In the first quarter of 2016, the company experienced an unscheduled outage for maintenance on one of the facility’s two ammonia plants, resulting in one-half of the complex's ammonia capacity being shut down for approximately two months, and one-half of the complex's UAN capacity being shut down for approximately one month. Maintenance was completed and the affected ammonia plant was restarted on March 17, 2016. In the first quarter of 2015, the company had a planned turnaround of an ammonia plant and a UAN plant, together representing approximately one-half of the company's production capacity. The plants were both shut down for a period of approximately two months during the first quarter of 2015.

Comparing the first quarter of 2016 to 2015, TNCLP’s:

•	Ammonia average selling prices decreased by 25 percent and UAN average selling prices decreased by 20 percent;

•	Ammonia sales volume decreased by 4 percent and UAN sales volume increased by 17 percent; and

•	Realized natural gas cost per MMBtu decreased by 18 percent.

Cash Distribution
Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital expenditures. In the first quarter of 2016, capital expenditures were $13.8 million as compared to $47.8 million in 2015, with the decrease primarily due to the large plant turnaround activities in 2015 that did not recur in 2016. For the full year 2016, TNCLP is expected to have capital expenditures in the range of $45 million to $55 million.

TNCLP reported on May 4, 2016, the declaration of a cash distribution for the quarter ended March 31, 2016, of $1.51 per common unit payable May 31, 2016 to holders of record as of May 16, 2016.

Cash distributions per common unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets. Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

Forward-Looking Statements
All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•	Risks related to TNCLP’s reliance on one production facility;

•	The volatility of natural gas prices in North America;

•	The cyclical nature of TNCLP’s business and the agricultural sector;

•	The global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•	Conditions in the U.S. agricultural industry;

•	Difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery;

•	Reliance on third party providers of transportation services and equipment;

•	The significant risks and hazards involved in producing and handling TNCLP's products against which it may not be fully insured;

•	Risks associated with cyber security;

•	Weather conditions;

•	Potential liabilities and expenditures related to environmental, health and safety laws and regulations, and permitting requirements;

•	Future regulatory restrictions and requirements related to greenhouse gas emissions;

•	The seasonality of the fertilizer business;

•	Risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•	Limited access to capital;

•	Acts of terrorism and regulations to combat terrorism;

•	Risks related to TNCLP’s dependence on and relationships with CF Industries;

•	Deterioration of global market and economic conditions;

•	Risks related to TNCLP's partnership structure and control of TNCLP’s General Partner by CF Industries;

•
Changes in TNCLP’s available cash for distribution to its unitholders, due to, among other things, changes in its earnings, the amount of cash generated by its operations and the amount of cash reserves established by its General Partner for operating, capital and other requirements;

•	The conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•	Tax risks to TNCLP's common unitholders and changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ website. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ website, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2016	December 31, 2015
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$48.2	$106.4
Due from affiliates of the General Partner	23.4	10.4
Accounts receivable	2.4	0.8
Inventories	3.9	10.7
Total current assets	77.9	128.3
Property, plant and equipment, net	313.4	307.0
Other assets	9.5	8.4
Total assets	$400.8	$443.7
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued expenses	$23.8	$23.5
Due to affiliates of the General Partner	11.2	4.5
Other current liabilities	19.5	15.9
Total current liabilities	54.5	43.9
Other liabilities	11.7	12.8
Partners' capital:
Limited partners' interests, 18,501,576 Common Units authorized, issued and outstanding	281.9	308.5
Limited partners' interests, 184,072 Class B Common Units authorized, issued and outstanding	1.8	2.3
General partner's interest	50.9	76.2
Total partners' capital	334.6	387.0
Total liabilities and partners' capital	$400.8	$443.7

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2016	2015
	(in millions, except per unit amounts)
Net sales:
Product sales to affiliates of the General Partner	$107.9	$126.3
Other income from an affiliate of the General Partner	0.1	0.1
Other income	—	0.2
Total	108.0	126.6
Cost of goods sold:
Materials, supplies and services	57.7	54.0
Services provided by affiliates of the General Partner	7.2	7.6
Gross margin	43.1	65.0
Selling, general and administrative services provided by affiliates of the General Partner	3.9	3.9
Other general and administrative expenses	1.5	2.1
Net earnings	$37.7	$59.0
Allocation of net earnings:
General Partner	$10.6	$20.9
Class B Common Units	0.4	0.6
Common Units	26.7	37.5
Net earnings	$37.7	$59.0
Net earnings per Common Unit	$1.44	$2.03

TERRA NITROGEN COMPANY, L.P.
SUMMARIZED OPERATING INFORMATION

	Three months ended March 31,
	2016	2015
Sales volume (tons in thousands)
Ammonia	91	95
UAN(1)	362	309

Average selling prices (per ton)
Ammonia	$373	$499
UAN(1)	203	254

Natural gas costs (per MMBtu):
Purchased natural gas costs(2)	$1.99	$2.88
Realized derivatives loss(3)	0.89	0.63
Natural gas costs	$2.88	$3.51

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(1) The nitrogen content of UAN is 32% by weight.
(2) Represents the cost of natural gas purchased during the period for use in production.
(3) Represents realized losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.